EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NEWELL BRANDS INC.

(Under Section 242 of the Delaware General Corporation Law)

The undersigned, being the Chief Legal and Administrative Officer and Corporate Secretary of NEWELL BRANDS INC., a Delaware corporation, hereby certifies that:

1.	(a) The name of the corporation is Newell Brands Inc. (the “Corporation”).

(b)

The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 23, 1987, under the name of “NEW NEWELL CO.” and the original Certificate of Incorporation was restated on May 6, 2008 (the “Restated Certificate of Incorporation”) and amendments to the Restated Certificate of Incorporation were subsequently duly filed and recorded.

2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Section A of Article EIGHTH thereof any by substituting in lieu of said Section A of Article EIGHTH the following new Section A of Article EIGHTH:

“A. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances as set forth in this Restated Certificate of Incorporation or in a resolution providing for the issuance of such stock adopted by the Board of Directors pursuant to authority vested in it by this Restated Certificate of Incorporation, nominations for the election of directors may be made by the Board of Directors or by a committee appointed by the Board of Directors, or by any stockholder entitled to vote in the election of directors generally provided that such stockholder has given actual written notice of such stockholders’ intent to make such nomination or nominations to the Secretary of the Corporation not later than (1) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following (a) the date on which notice of such meeting is first given to stockholders or (b) the date on which public disclosure of such meeting is made, whichever is earlier, and (3) with respect to an election to be made by consent of stockholders, the date on which the stockholder requests, in writing, that a record date be set for such purpose, as provided in Article Ninth.”

3. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article NINTH thereof in its entirety any by substituting in lieu of said Article NINTH the following new Article NINTH:

“NINTH: Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances as set forth in this Restated Certificate of Incorporation, or in a resolution providing for the issuance of such stock adopted by the Board of Directors pursuant to authority vested in it by this Restated Certificate of Incorporation, all actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders of the Corporation may be taken by the written consent of the holders of capital stock of the Corporation entitled to vote; provided that no such action may be taken except in accordance with the provisions of this Article, the Corporation’s By-Laws and applicable law.

A. Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article. Any stockholder seeking to have stockholders authorize or take corporate action by written consent without a meeting shall, by written request addressed to the secretary of the Corporation and delivered to the Corporation’s principal executive offices and signed by holders of record at the time such request is delivered representing at least fifteen percent (15%) of the outstanding voting stock of the Corporation, provided that such shares are determined to be Net Long Shares (as defined in the By-Laws of the Corporation) that have been held continuously for at least one year prior to the date of the written request (the “Requisite Percentage”), request that a record date be set for such purpose. The written request must contain the information set forth in Section B of this Article. Following delivery of the request, the Board of Directors shall, by the later of (x) 20 days after delivery of a valid request to set a record date and (y) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date, determine the validity of the request and whether the request relates to an action that may be taken by consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a request complying with the second and third sentences of this Section A has been delivered to the secretary of the Corporation but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed consent relating to the action taken or proposed to be taken by consent is delivered to the Corporation in the manner described in Section F of this Article; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

B. Request Requirements. Any request required by Section A of this Article (i) must be delivered by the holders of record of at least the Requisite Percentage, who shall not revoke such request and who shall continue to own not less than the Requisite Percentage through the date of delivery of consents signed by a sufficient number of stockholders to authorize or take such action; (ii) must contain an agreement to solicit consents in accordance with Section D of this Article, (iii) must describe the action proposed to be taken by written consent of stockholders, (iv) must contain (1) such information and representations, to the extent applicable, then required by Sections 2.2(c)(i)-(iv) and (viii) of the Corporation’s By-Laws and (2) the text of the proposed action to be taken (including the text of any resolutions to be adopted by consent), and (v) must include documentary evidence that the requesting stockholder(s) own in the aggregate not less than the Requisite Percentage. If the action proposes to elect directors by written consent, the written request for a record date must also contain the information then required by Section 3.15(c) and 3.15(d) (as applicable) and any other applicable sections of the Corporation’s By-Laws. The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be reasonably requested by the Corporation. Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the secretary of the Corporation at the Corporation’s principal executive offices. Any disposition by a requesting stockholder of any shares of voting stock of the Corporation after the date of the request, shall be deemed a revocation of the request with respect to such shares, and each requesting stockholder shall certify to the secretary of the Corporation on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the action by written consent.

C. Actions Which May Not Be Taken by Written Consent. Stockholders are not entitled to act by consent if (i) the record date request does not comply with this Article; (ii) the action relates to an item of business that is not a proper subject for stockholder action under applicable law; (iii) the request for a record date for such action is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of final adjournment of the next annual meeting; (iv) an identical or substantially similar item of business, including the nomination, election or removal of directors (as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders, (a “Similar Item”)), was presented at a meeting of stockholders held not more than 60 days before the request is received by the secretary of the Corporation; (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held within 60 days after the request is received by the secretary of the Corporation; or (vii) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law. For purposes of this Section C, the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

D. Manner of Consent Solicitation. Holders of shares of voting stock of the Corporation may take action by written consent only if consents are solicited from all holders of voting stock of the Corporation entitled to vote on the matter and in accordance with Regulation 14A under the Securities Exchange Act of 1934 and other applicable law.

E. Date of Consent. Every consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who manually signs the consent, and no consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by Section F of this Article and not later than 120 days after the record date, consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

F. Delivery of Consents. No consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until 45 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The secretary of the Corporation shall provide for the safe-keeping of such consents and any related revocations and shall promptly designate one or more persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such consents. The Inspectors shall promptly conduct a ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action to be taken by written consent as the secretary of the Corporation deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in consents have given consent. If after such investigation the Inspectors shall determine that the action purported to have been taken is duly authorized by the consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the consents shall be filed in such records. In conducting the investigation required by this section, the Inspectors of the Corporation may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

G. Effectiveness of Consent. No action may be taken by the stockholders by written consent except in accordance with this Article. If the Board of Directors shall determine that any request to fix a record date was not properly made in accordance with, or relates to an action that may not be effected by consent or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article, then the Board of Directors shall not be required to fix a record date and any such purported action by consent shall be null and void to the fullest extent permitted by applicable law. No consent shall be effective until such date as the Inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with Section F of this Article represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Restated Certificate of Incorporation.

H. Challenge to Validity of Consent. Nothing contained in this Article shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

I. Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.”

4. The aforesaid amendment of the Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Newell Brands Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by an authorized officer on this 7th day of May, 2019.

NEWELL BRANDS INC.

By:	/s/ Bradford R. Turner
Name:	Bradford R. Turner
Title:	Chief Legal and Administrative Officer and Corporate Secretary